Obtaining Control of Credit Suisse Floating Rate High Income Fund A

As of October 31, 2013, Pershing ("Shareholder") owned 21,421,915 shares of the Fund, which represented 32.73% of the Fund. As of October 31, 2014, Shareholder owned 23,474,362 shares of the Fund, which represented 45.17% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund

Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of October 31, 2013, Merrill Lynch ("Shareholder") owned
5,489,254 shares of the Fund, which represented less than 25% of the Fund. As of April 30, 2014, Shareholder owned
5,757,562 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate High Fund I

As of October 31, 2013, NFSC ("Shareholder") owned 35,631,765 shares of the Fund, which represented 28.22% of the Fund. As of October 31, 2014, Shareholder less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund

Obtaining Control of Credit Suisse Floating Rate High Income Fund B

As of October 31, 2013, Merrill Lynch ("Shareholder") owned 258,161 shares of the Fund, which represented 40.85% of the Fund.
As of October 31, 2014, Shareholder owned 185,783 shares of the Fund, which represented 35.3% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.